Exhibit 99.1

Dear Shareholders and Friends of First Business:
First Business earned record profits in the first quarter of 2013 by continuing to develop relationships and allocate resources to our most promising and profitable opportunities. We built solid momentum in 2012 and are proud to have maintained a healthy pace of expansion in this year's first quarter. Like the entrepreneurial businesses we serve, we continue to seek further opportunities for growth with each quarter's success. In 2013 we remain focused on organic revenue growth, strengthening our mix of core funding, improving asset quality and maintaining strong profitability.
Record Profitability in First Quarter 2013
With record net income of $3.2 million, First Business' profitability metrics improved measurably in the first quarter of 2013. We grew net income by 47% compared to the first quarter of 2012 with an improved mix of assets and liabilities, while asset quality reached its strongest level in five years. At 1.06%, annualized return on average assets reached the highest level in our tenure as a public company and exceeded 1% for the first time in eight years. Top line revenue, net interest margin, trust fee income, and loan and in-market deposit balances all reached record levels in the first quarter of 2013.
Core earnings, a non-GAAP measure which excludes the impact of credit costs and other items unrelated to our core business activities, grew 21% from the first quarter of last year. This key measurement of profitability facilitates a more streamlined comparison of core growth to our peers. From the first quarter of 2012 to the first quarter of 2013, our non-interest expenses, excluding credit costs, grew just 8% while top line revenue grew 13%. This success was mirrored in our declining efficiency ratio, which exhibits how efficiently and profitably we incur costs to grow revenues. The first quarter of 2013 marked our third consecutive quarter operating with an efficiency ratio below 60%, an important success considering our significant investments in talent over the last year.
Focused on Relationships
We believe growing profitability is a direct result of our success in building lasting relationships with our clients. We continue to build value across our franchise by developing business banking and trust relationships that are mutually beneficial to the client and the bank. We work diligently to attract clients with strong credit characteristics and to meet all of their needs seamlessly, from borrowing money and depositing funds to conducting their treasury management operations and managing their trust and investment needs. We focus on how we can provide more value to our clients - and in turn derive more value for our shareholders. A look at our first quarter achievements across the franchise demonstrates our success in developing these relationships.
In what is typically a seasonally slow period for loan growth, during the first three months of 2013 our average loans grew for the fourth consecutive quarter to a record $901.5 million, reflecting the success of our opportunistic investment in talent over the past year. Our experienced team of BDOs continues to deliver niche expertise to new and existing clients, supporting their borrowing needs while providing additional support for their treasury management and financial administration activities.
As relationships have grown, client deposits have increased in tandem. Average in-market deposits - comprised of all but our brokered deposits - grew to a record $722.7 million as of March 31, 2013. Measuring nearly 67% of total deposits for the first quarter of 2013, compared to 59% just one year ago, in-market deposit growth remains a key strategic objective and a continued source of opportunity. We benefit not only from increased, low-cost balances but also from a heightened opportunity to earn service charges as clients manage their daily business treasury management needs. Our funding costs have improved meaningfully due to our success in capturing client deposits, combined with the effect of lower borrowings following last quarter's debt repayment. As a result, our first quarter 2013 net interest margin rose to its highest level yet, 3.53%. The margin leverage we've realized from growing relationships and an improved funding mix differentiates First Business from many of our industry peers.
Likewise, deepening relationships yield greater cross-sell opportunities. We offer our business clients and their principals our premier trust administration services, from financial planning and investment management to estate administration and retirement plan services. Clients benefit from accessing expert niche service for all of their financial needs under one roof, and we benefit from this recurring fee income stream. Through client and market growth, our trust assets under management and administration reached a record $843.0 million at March 31, 2013, up 14% from March 31, 2012. As a result, trust and investment service fee income for the first quarter of 2013 grew more than 20% from the year-ago quarter to a record $827,000.
Finally, as we expand client relationships our BDOs have been very successful in working with borrowers to minimize credit losses. Close and consistent relationship management provides us with greater opportunity to detect and remedy signs of potential stress early on. Our thorough underwriting aids these efforts from the start; we evaluate every potential credit on its own merit, with our BDO's knowledge of each client complementing our credit analysis. The success of this model is seen in our recent credit quality metrics: non-performing assets decreased 20% from the end of 2012 to March 31, 2013 and decreased 45% from March 31, 2012. At $12.6 million, non-performing assets measured just 1.03% of total assets at the end of the quarter, marking our lowest level in five years and outperforming many of our peers by a considerable amount. Modest loan loss provision and a net recovery position for the quarter further demonstrate the strength of our client relationships.
Continued Focus on Growing Shareholder Value in 2013
The First Business culture is one of continuous improvement: we execute our strategic plan by evaluating each and every opportunity to enhance the client experience while growing shareholder value. Our record success is a direct result of this ongoing commitment to strengthen our franchise, from investment in key talent and technology to product enhancements and delivery. We aim to make every relationship more rewarding for the client and more valuable for the company, focusing on sustainable organic growth, above all else.
Our growth has allowed us to complete two important capital initiatives over the past few months. As previously announced, in December 2012 we leveraged the momentum of our growing franchise and executed a successful common equity offering. As a result, on a “per share” basis, our first quarter earnings declined to $0.83 from $0.84 in the first quarter of 2012, as our 47% increase in first quarter 2013 net income compared to the prior year quarter was more than offset by the approximately 50% increase in average shares outstanding. However, over the long-term, we expect our increased capital will position us to nimbly and opportunistically seize future growth initiatives.
Likewise, our sustained and growing earnings facilitated another important capital decision: as we announced in March 2013, we doubled the quarterly common stock dividend, declared in the first quarter, to $0.14 per share, and we expect to maintain this quarterly amount going forward. Representing 17% of first quarter earnings per share, our increased dividend provides shareholders with a meaningfully improved return on their investment while allowing us to retain much of the capital we generate for growth purposes. We are pleased to maintain flexibility regarding our options for deploying capital in the manner which will be most beneficial for shareholders over the long-term.
We are encouraged by our momentum and grateful for our supporters in 2013. Each day we are earning the business of new clients and exceeding the needs of those we've long served. We're growing the value of an investment in our company, satisfying long-term shareholders while increasing institutional investor interest. We intend to keep the momentum going strong, and we thank you for your continued support. We hope you'll continue to spread the word about First Business.
Sincerely,
Corey Chambas, President and CEO

This letter includes "forward-looking" statements related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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